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                                  EXHIBIT 99(a)

CONTACT:   MARIA GORDON SHYDLO
           OXFORD HEALTH PLANS, INC.
           (203) 459-7674


FOR IMMEDIATE RELEASE


                          OXFORD HEALTH PLANS APPOINTS
                              NEW PRESIDENT AND COO
                    -- MANAGEMENT RESTRUCTURING COMPLETED --

TRUMBULL, CONN. (January 3, 2000) - Oxford Health Plans, Inc. (NASDAQ: OXHP), today appointed Charles M. Schneider, age 54, as president and chief operating officer (COO) of the company, effective immediately. With this announcement, Dr. Norman C. Payson, chairman and chief executive officer (CEO), also detailed the restructuring of Oxford's senior management team.

As COO, Schneider will oversee the day-to-day operations of the company, including health care delivery, sales, information systems, human resources, claims and services. Dr. Payson will continue his leadership in strategic matters and relationships, and will oversee the financial, legal and public policy activities at Oxford.

"Oxford now is entering a new stage of leadership in the tri-state metropolitan market and the time is right for us to reorganize accordingly," Dr. Payson stated. "In my view, Chuck Schneider is the best operating manager in our industry today. Our company now is poised to fully benefit from his leadership, acumen and operating skills.

"Moreover, Chuck and I spent many years working together as a seamless team. I could not be more enthusiastic," Dr. Payson continued.

Prior to accepting the position with Oxford, Schneider was president and founder of The Concordant Group, LLC, a management consulting firm for managed care companies and other health care providers. He worked with Dr. Payson at HealthSource from 1990-1997, becoming executive vice president and chief operating officer.

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                                               OXFORD NAMES PRESIDENT - PAGE TWO

Dr. Payson also announced that Marvin P. Rich, Oxford's chief administrative officer (CAO) and Thomas A. Beauchamp, chief information officer (CIO), will be leaving Oxford to pursue other business opportunities.

"Marv is a world-class turnaround expert and played a critical role in Oxford's recovery. Tom was important in the successful completion of our Y2K initiative," Dr. Payson commented. "Having completed their work here with distinction, we wish them every success in their next ventures."

Arthur L. Gonzalez, age 48, will become senior vice president and CIO, effective immediately. He was been with Oxford for the last 18 months and was instrumental in the company's systems progress.

In reflecting back on recent management changes, Dr. Payson also added, "Bill Sullivan (former president) and Jeff Boyd (former general counsel) provided us with excellent continuity from Oxford's earlier successes. And with Marv, they were critical to the successful turnaround.

"Oxford now is in an outstanding position to move forward with a highly experienced, close-knit management team. We are ideally positioned to enhance our leadership position in the greater New York market," Dr. Payson concluded.

Founded in 1984, Oxford Health Plans (www.oxhp.com) provides health plans to employers in New York, New Jersey and Connecticut, through its direct sales force and through independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations, point-of-service plans, third-party administration of employer-funded benefit plans and Medicare+Choice plans.



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